Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into the Registration Statement on the Form S-8 of Permian Resources Corporation (the “Registration Statement”) of our reports, with respect to estimates of oil and gas reserves and future revenue of Permian Resources Corporation, as of December 31, 2025, 2024, and 2023. We hereby further consent to all references to our firm and such reports included in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr.
Richard B. Talley, Jr., P.E.
Chairman and Chief Executive Officer

Houston, Texas

May 20, 2026